                                  EXHIBIT 99

                                 Press Release

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                                 NEWS RELEASE

Contact:    B. L. Rakes, President & CEO
            Mary G. Staples, PFO

            (540) 343-0135

Date: May 3, 1996

                             FOR IMMEDIATE RELEASE

            SWVA BANCSHARES, INC. ANNOUNCES THIRD QUARTER EARNINGS

      Roanoke, Virginia, May 3, 1996: SWVA Bancshares, Inc., the holding company of Southwest Virginia Savings Bank, FSB, Roanoke, Virginia, announced earnings for the third quarter of fiscal year 1996.

      The net income for the nine months ended March 31, 1996 was $226,000 or $0.44 per share.

      Net income increased $20,000 or 25.64% from $78,000 for the three months ended March 31, 1995 to $98,000 for the three months ended March 31, 1996. The increase was due to nonrecurring gain on sale of loans partially offset by reduced net interest income, noninterest expense and tax provision.

      Interest income increased $62,000, or 5.33% from $1,164,000 for the three months ended March 31, 1995 to $1,226,000 for the three months ended March 31, 1996. The increase was mainly a result of the increase in the interest rates earned on adjustable rate mortgages.

      Interest expense increased $73,000 or 12.54% from $582,000 for the three months ended March 31, 1995 to $655,000 for the three months ended March 31, 1996. The increase was due mainly to an increase in the cost of deposits.

      Net interest income decreased by $11,000 from $582,000 for the three months ended March 31, 1995 to $571,000 for the three months ended March 31, 1996 due mainly to an increase in deposits and a decrease in loans receivable.

      The Bank made no provision for credit losses for the three months ended March 31, 1996. The allowance for credit losses is $194,000. Management reviews the Bank's loan portfolio and future additions may become necessary based upon changing economic conditions, increases in the loan portfolio or changes in the underlying collateral of the loan portfolio.


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There was one  non-performing  loan on a single family home on March 31, 1996 in the amount of $95,000. This loan was sold at foreclosure to a third party and as of March 31, 1996, final settlement had not been made.

      Non-interest income increased by $69,000, or 109.52% from $63,000 for the three months ended March 31, 1995 to $132,000 for the three months ended March 31, 1996. This was mainly the result of an increase of $66,000 on gains on loans sold in the secondary market for the three months ended March 31, 1996.

      Non-interest expense increased by $12,000, or 2.26% from $531,000 for the three months ended March 31, 1995 to $543,000 for the three months ended March 31, 1996, mainly due to an increase in personnel expenses associated with the MSBP.

      The Company's assets and stockholders' equity amounted to $66.7 million and $8.5 million, respectively, at March 31, 1996.

     Southwest Virginia Savings Bank, FSB is a federally chartered savings bank, the deposits of which are insured by the FDIC to the fullest extent provided by law. The Bank is headquartered in Roanoke, Virginia and operates 5 full-service banking facilities and a mortgage origination office serving Roanoke City, Roanoke County, Salem City and adjacent counties. The Bank has served the community since 1927.

      The Bank exceeds all current regulatory capital ratio requirements and continues to meet the "well capitalized" regulatory definition, the highest such rating.

      SWVA Bancshares, Inc's common stock shares are listed over-the-counter through the National Daily Quotation System "Pink Sheets" under the symbol "SWVB".


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                             SWVA BANCSHARES, INC.

                 (Dollars in thousands, except per share data)

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                           Nine Months Ended
                                                                March 31
                                                            1996         1995
                                                           -----        -----
                                                                (unaudited)

Interest income                                            3,688        3,334
Interest expense                                           1,987        1,653
                                                           -----        -----

    Net interest income                                    1,701        1,681
Provision for credit losses                                    0            0
                                                           -----        -----

    Net interest income after

     provision for credit losses                           1,701        1,681
Noninterest income                                           351          230
Noninterest expense                                        1,682        1,487
                                                           -----        -----

    Income before income taxes                               370          424
Provision for income taxes                                   144          151
                                                           -----        -----

Net Income                                                $  226       $  273
                                                           =====        =====

     Earnings per common share                            $ 0.44         0.52   (1)
Return on average assets                                     .45%         .58%
Return on average equity                                    3.27%        5.34%
Interest rate spread                                        3.24%        3.66%
Net interest margin                                         3.65%        3.86%
Noninterest expense to average assets                       3.37%        3.18%


                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                           Mar 31      June 30
                                                             1996        1995
                                                           ------      -------
                                                                (unaudited)

Cash and investments                                     $  6,669    $  3,891
Mortgage-backed and related securities                      7,951       8,086
Loans held for sale                                         1,333         859
Loans receivable, net                                      48,545      51,064
Property and equipment, net                                 1,674       1,714
Other assets                                                  550         651
                                                          -------     -------
    Total assets                                          $66,722     $66,265
                                                           ======      ======
Deposits                                                  $57,448     $54,642
Advances FHLB                                                   0       1,800
Accrued expenses and other liabilities                        747         510
Stockholders' Equity                                        8,527       9,313
                                                           ------      ------

    Total liabilities and stockholders' equity            $66,722     $66,265
                                                           ======      ======

Nonaccrual and 90 days past due loans                     $    95     $    60

Total nonperforming assets                                $    95     $    60
                                                           ======      ======


Allowance for credit losses

    to nonperforming assets                                204.21%     323.33%
Nonperforming loans to total loans                            .19%        .12%
Nonperforming assets to total assets                          .14%        .09%
Book value per share                                       $15.70        17.59


(1) Earnings per share have been determined by the weighted number of shares which would have been outstanding if the conversion had occurred on the first day of the fiscal year rather than on October 7, 1994.